Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement (Form S-1 No. 333-          ) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and the related Prospectus of Aircastle Limited for the registration of its common shares and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of Aircastle Limited, included in Amendment No. 3 to its Registration Statement (Form S-1 No. 333-134669) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 3, 2006